UNITED STATES SECURITIES AND EXCHANGE COMMISSION
		     WASHINGTON, D.C. 20549
	  STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
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FORM 4                                                                             OMB APPROVAL
/ /Check this box if no longer                                                     OMB NUMBER: 3235-0287
   subject to Section 16. Form 4                                                   EXPIRES: JANUARY 31, 2005
   or Form 5 obligations                                                           ESTIMATED AVERAGE BURDEN HOURS
   may continue.                                                                   PER RESPONSE........0.5
   SEE Instruction 1(b).

	 FILED PURSUANT TO SECTION 16(A) OF THE SECURITIES EXCHANGE ACT
	  OF 1934, SECTION 17(A) OF THE PUBLIC UTILITY HOLDING COMPANY
	  ACT OF 1935 OR SECTION 30(F) OF THE INVESTMENT COMPANY ACT OF 1940


(Print or Type Responses)

==============================================================================================================================

1. Name and Address of Reporting Person* 2.Issuer Name and Ticker or Trading  6. Relationship of Reporting Person(s) to Issuer
					   Symbol                                (Check all applicable)
					   Dreyfus Strategic Municipals,Inc.(LEO)  -x- Director          --- 10% Owner
										   --- Officer (give     --- Other(specify below)
										     title below)
 DiMartino,  Joseph	   D.

 (Last)     (First)     (Middle)
=============================================================================================================================

				      3. I.R.S.              4. Statement for      7. Individual or Joint/Group (Check
106A Lindsley Road                       Identification         Month/Day/Year             Applicable Line)
----------------------                   Number of              January 30, 2003
      (Street)                           Reporting           5. If Amendment,       -X- Form filed by One Reporting Person
					 Person, if an          Date of              ---Form filed by More than One Reporting Person
					 entity                 Original
New Vernon, NJ       07976               (voluntary)            (Month/Day/Year)
-------------------------------
(City)     (State)     (Zip)


==============================================================================================================================
	       TABLE I-- NON-DERIVATIVE SECURITIES BENEFICIALLY OWNED
==============================================================================================================================


1. Title of Security         2. Transaction  3. Transaction  4. Securities     5. Amount of          6. Ownership   7. Nature
(Instr. 3)                      Date            Code            Acquired (A)      Securities            Form:          of
						(Instr. 8)      or Disposed of    Beneficially Owned    Direct (D)     Indirect
								(D)               following Reported    or Indirect    Beneficial
							       (Instr. 3, 4       Transaction(s)        (I)            Ownership
								and 5)


			       (Month/         Code  V  Amount  (A)       (Instr. 3 and 4)             (Instr. 4)     (Instr. 4)
			       Day/Year)                        or  (D)   Price

=============================================================================================================================
Share of Common Stock,
Par Value $.001 Per Share       4/21/03       P         2,500   A         9.62                          I		By Spouse
				4/21/03       P         2,500   A         9.64                          I		By Spouse
										     7,000
==============================================================================================================================
Reminder: Report on a separate line for each class of securities beneficially owned
		directly or indirectly.
* If the form is filed by more than one reporting person, see Instruction
       4(b)(v).

					POTENTIAL PERSONS WHO ARE TO RESPOND TO THE COLLECTION OF INFORMATION
					CONTAINED IN THIS FORM ARE NOT REQUIRED TO RESPOND UNLESS THE FORM
					DISPLAYS A CURRENTLY VALID OMB- CONTROL NUMBER.
==============================================================================================================================
			TABLE II-- DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
			       (E.G., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)
==============================================================================================================================
1. Title of   2.  Conversion  3. Transaction 4. Transaction   5.  Number of       6. Date              7. Title     8. Price
   Derivative     or             Date           Code              Derivative         Exerciseable         and          of
   Security       Exercise       (Month/        (Instr.           Securities         and                  Amount       Derivative
   (Instr.3)      Price of       Day/Year       8)                Acquired (A) or    Expiration           of           Security
		  Derivative                                      Disposed of (D)    Date                 Underlying   (Instr.
		  Security                                        (Instr. 3, 4 and   (Month/Day/          Securities    5)
						Code V             5                  Year                (Instr.
													  3 and 4)


								   (A) (D)           Date       Expira-    Title Amount or
										     Exer-      tion             Number
										     cisable    Date             of Shares

9. Number of      10.  Ownership           11.  Nature
   derivative          Form of                  of Indirect
   Securities          Derivative               Beneficial
   Beneficially        Security:                Ownership
   Owned following     Direct (D)               (Instr. 4)
   Reported Trans-     or Indirect
   action(s)           (I) (Instr. 4)
   (Instr. 4)


==============================================================================================================================
Explanation of Responses:





				Joseph S. DiMartino            April 22, 2003
		       ------------------------------------   ------------------
			 **Signature of Reporting Person           Date



** Intentional misstatements or omissions of facts constitute Federal Criminal Violations
   SEE 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).


 Note: File three copies of this Form, one of which must be manually signed. If space is insufficient, SEE Instruction 6 for procedure.

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a current valid OMB Number.


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